EXHIBIT 10.48

                        GLOBAL MARINE INC.
               1999 MANAGEMENT INCENTIVE AWARD PLAN

PURPOSE AND PARTICIPANTS

The purpose of the 1999 Management Incentive Award Plan is to provide management employees of Global Marine Inc. and its subsidiaries with effective incentives in respect of their service during 1999. The plan does this by focusing management on and rewarding performance that is superior when evaluated against the company's own internal performance measures and against measures of performance relative to other companies in Global Marine's industry peer group, particularly in areas that enhance shareholder value. All employees of Global Marine Inc. and its subsidiaries in grades 34 and above who are on active, layoff or leave status on the last day of 1999 are participants in the plan.


PLAN

THE TWO BONUS POOLS. There are two bonus pools under the plan - a "Qualified Pool" and a "Non-Qualified Pool." The Qualified Pool accounts for 75% of each participant's maximum potential bonus and is designed to qualify for deductibility under section 162(m) of the Internal Revenue Code. The amount authorized for bonuses from this pool will be determined by 1999 company performance relative to goals established under objective performance measures previously approved by the stockholders of Global Marine Inc. and selected by the Compensation Committee of the company's board of directors. The Non-Qualified Pool accounts for 25% of each participant's maximum potential bonus and is not designed to qualify under section 162(m). The amount authorized for bonuses from this pool will be determined by company performance in areas and against subjective measures selected by the Compensation Committee.

A base dollar amount will be assigned to each of the two bonus pools. The total 1999 base pay received by all participants in each salary grade range listed in Table A in the attachment will be multiplied by the target bonus percentage indicated for that range, and the resulting amounts for all ranges will be added. The total base dollar amount will then be allocated to the performance measures used in the two bonus pools, which are listed in Table B, based on the percentages indicated for the various measures. This will result in a division of the total base amount between the two bonus pools, with 75% going to the Qualified Pool and 25% going to the Non-Qualified Pool.

THE QUALIFIED POOL. The Qualified Pool is based on two objective, stockholder-approved measures, one of which is an internal measure and one of which is a measure of performance relative to other companies in Global Marine's industry peer group. The two measures for 1999 are: 1) net income compared to budget; and 2) return on capital (net income relative to invested capital) compared to the company's peers. A specific goal has been set for each of the two performance measures, such that exactly meeting the goal will result in authorization to pay 100% of the base dollar amount allocated to that performance measure. If the goal is not fully met, then a percentage between 0% and 100%, the exact percentage dependent on the exact amount of the shortfall, of that measure's base amount will be authorized for bonus awards. If the goal is exceeded, then a percentage between 100% and a maximum 200%, the exact percentage dependent on the exact amount by which the goal is exceeded, of that measure's base dollar amount will be authorized.

At the first Compensation Committee meeting in 2000, the Committee will certify the level of 1999 company performance achieved under each of the Qualified Pool's two objective performance measures. The appropriate multiplier for each measure, determined from Table B in the attachment, will then be applied to the base dollar amount allocated to that measure, and the resulting amounts for both measures will be added to determine the total amount authorized for bonuses from the Qualified Pool. The total amount authorized for the Qualified Pool will then be allocated to the salary grade ranges in Table A in the same relative proportions represented by the amounts initially used from the various ranges to make up the total base dollar amount allocated to the two pools. The amount allocated to each salary range will be divided by the total number of days on active employment status during 1999 for all participants in that range, and for each participant the result will be multiplied by his number of days on active employment status during 1999 to determine his maximum bonus from the Qualified Pool. The Committee can award a participant's maximum bonus from the Qualified Pool, or it can consider individual merit and apply "negative discretion" to reduce his bonus below the maximum if so desired. The reduction, however, can not be used to increase anyone else's bonus, and any unused portion of the Qualified Pool can not be used to increase the Non-Qualified Pool.

THE NON-QUALIFIED POOL. The Non-Qualified Pool, which is not designed to qualify under section 162(m), is tied to company performance in areas and against measures selected by the Committee. For 1999, the Non-Qualified Pool is tied to performance in three areas: 1) safety, 2) operating cost (for Global Marine Drilling Company and corporate) and operating margin (for drilling management services and Challenger Minerals Inc.), and
3) environmental impact. Instead of measuring performance in each of these three areas against an objective measure, the Compensation Committee, at its first meeting in 2000, will subjectively rate the company's 1999 performance from "poor" to "outstanding" in each area individually or all three as a group, at the Committee's discretion. Overall poor performance will result in none of the Non-Qualified Pool's base dollar amount being authorized for awards, outstanding performance will result in 200% being authorized, and the midpoint will result in 100% being authorized, with the Committee having discretion to authorize awards from the Non-Qualified Pool equal to none or 200% of the pool's base dollar amount or any percentage in between.

Individual bonuses from the Non-Qualified Pool will be based on individual merit. The total bonus a participant can earn from the Non-Qualified Pool and the Qualified Pool combined, however, is capped at double the percentage of his base salary indicated for his salary grade in Table A in the attachment; for example, the maximum individual bonus from both pools combined is limited to 40% of base salary at the lowest salary grades up to 120% of base salary for the CEO. The total of the bonuses from both pools will be paid in cash or, at the Compensation Committee's discretion, can be paid in shares of Global Marine Inc. common stock in lieu of cash (applicable withholding taxes being paid in cash).

RESPONSIBILITY AND AUTHORITY

The Chief Executive Officer and the Chief Financial Officer of Global Marine Inc. shall take all such actions, do all such things, make all such payments and sign and deliver all such documents and instruments as either or both of them may at any time or from time to time deem necessary or desirable in order to implement this plan.

                 1999 Management Bonus Plan
                             TABLE A
                          Target Bonus


                                            Percent of
Salary Grades                                Base Pay

    34-37                                      20%
    38-39                                      25%
    40-42                                      30%
     43                                        35%
Executive Oficers                              45%
     CEO                                       60%


                              TABLE B

Performance         Percentage of             Factors Determining
Measure             Target Bonus          Performance Measure Multiplier

       QUALIFIED POOL
Net Income               37.5%       Company Performance as a Percentage of Budget  <=50%    75%    100%    125%     150%+
                                     Performance Measure Multiplier                   0      0.5     1.0     1.5      2.0

Return Capital(1)        37.5%       Company Performance - Relative Ranking
                                        vs. Peer Group(2)                           5th-8th  4th     3rd     2nd      1st
                                     Performance Measure Multiplier                   0      0.5     1.0     1.5      2.0

     NON-QUALIFIED POOL
Safety
Performance,                         Level of Subjective Performance                Poor                     Outstanding
Operating Cost
(GMDC & Corporate)       25%
or Operating Margin
(DMS & CMI), and
Environmental                        Performance Multiplier                         0                                 2.0
Performance

Total                   100%


(1) Minimum return for any payout under this measure is one-half of the company's weighted average cost of capital.

(2) PEER GROUP COMPANIES ARE: Global Marine Inc., Transocean Offshore Drilling, Inc., Diamond Offshore Drilling, Inc., Rowan Companies, ENSCO Int'l. Inc., R&B Falcon Corp., Noble Drilling Corp., Santa Fe International Corp.